CERTIFICATE OF FORMATION
OF
GENERAL CABLE OVERSEAS HOLDINGS, LLC
     In compliance with the requirements of Section 18-201 of the Delaware Limited Liability Company Act, relating to the formation of a limited liability company, the undersigned, desiring to form a limited liability company, hereby certifies that:
1.	The name of the limited liability company is General Cable Overseas Holdings, LLC.

2.	The address of the limited liability company’s registered office is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. Its registered agent at such address is Corporation Service Company.

3.	The limited liability company shall be formed as of 8:00 AM, New York City time, Wednesday October 31, 2007.
     IN TESTIMONY WHEREOF, the undersigned has executed this Certificate of Formation this 31st day of October, 2007.

/s/ David W. Hills
David W. Hills, Authorized Signatory

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT
1.	The jurisdiction where the Corporation first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.	The date the Corporation first formed is May 6, 1999.

4.	The name of the Corporation immediately prior to filing this Certificate is General Cable Overseas Holdings, Inc.

5.	The name of the Limited Liability Company as set forth in the Certificate of Formation is General Cable Overseas Holdings, LLC.

6.	The conversion of General Cable Overseas Holdings, Inc. to General Cable Overseas Holdings, LLC shall be effective as of 8:00 AM, New York City time, Wednesday October 31, 2007.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of October, A.D. 2007.

By:	/s/ Robert J. Siverd

Authorized Person
Name:	Robert J. Siverd, Executive Vice President

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PLAN OF CONVERSION
OF
GENERAL CABLE OVERSEAS HOLDINGS, INC.
(a Delaware business corporation)
INTO
GENERAL CABLE OVERSEAS HOLDINGS, LLC
(a Delaware limited liability company)
     THIS PLAN OF CONVERSION is approved on October 31st, 2007, by General Cable Overseas Holdings, Inc. (“GCOH”), which is a business corporation organized under the laws of the State of Delaware, and which is subject to the provisions of the Delaware General Corporation Law (“DGCL), by resolution adopted by its Board of Directors on said date, and approved on October 31, 2007 by resolution adopted by its sole Stockholder.
     1. GCOH shall, pursuant to the provisions of Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act, be converted into a single member limited liability company to be known as “General Cable Overseas Holdings, LLC” upon the effective date and time of the Certificate of Conversion to limited liability company and the Certificate of Formation filed with the Secretary of State of the State of Delaware.
     2. The Certificate of Formation of General Cable Overseas Holdings, LLC, upon effectiveness of the conversion, shall be the Certificate of Formation until amended and changed in the manner prescribed by the provisions of the Delaware Limited Liability Company Act.
     3. The Operating Agreement of General Cable Overseas Holdings, LLC as in force and effect upon effectiveness of the conversion shall continue to be the operating agreement of said limited liability company and shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Delaware Limited Liability Company Act.
     4. The issued and outstanding shares of General Cable Overseas Holdings, Inc. held by the sole Stockholder immediately prior to effectiveness of the conversion shall, upon effectiveness of the conversion, be converted into a One Hundred Percent (100%) membership interest in General Cable Overseas Holdings, LLC.